Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made as of the 13th day of May, 2008, by and among Elephant Talk Communications, Inc. (the “Company”) and Rising Water Capital, AG (“RWC”). The Company and RWC are sometimes referred to as the “Parties”.

Reference is made to the RWC $3.5 million convertible promissory note (the “$3.5 Million Note”), the RWC $3.0 million convertible promissory note (the “$3.0 Million Note”), the Stock Purchase Agreement dated as of June 30, 2005 (the “Original Agreement”) and a Settlement Agreement dated October 31, 2006 (the “Settlement Agreement”), each by and between the Parties. The Parties desire to amend the Original Agreement and Settlement Agreement as follows:

1. All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Original Agreement and Settlement Agreement, as applicable.

2. The Parties acknowledge and agree that of the 195,947,395 shares of common stock issuable to RWC pursuant to the Original Agreement, as of the date hereof, 100,000,000 shares have been issued. RWC is entitled to receive an additional 95,947,396 shares of common stock (“Issuable Shares”). The Company has not issued the Issuable Shares due to a lack of authorized but unissued shares of common stock.

3. The Parties acknowledge that the Company intends to effect a twenty five to one reverse stock split (the “Reverse Split”).

4. The Parties agree that the amount of Issuable Shares shall be reduced proportionally with the Reverse Split to 3,837,895, and that the Company shall issue the Issuable Shares as soon as practicable after the Reverse Split.

5. The Parties acknowledge and agree that, pursuant to the Settlement Agreement, the Company is obligated to issue to RWC 258,546,313 shares of common stock (the “Settlement Shares”). The Company has not issued the Settlement Shares due to a lack of authorized but unissued shares of common stock.

6. The Parties agree that the Settlement Shares issuable to RWC shall be reduced proportionally with the Reverse Split to 10,341,852, and that the Company shall issue the Settlement Shares as soon as practicable after the Reverse Split.

7. RWC agrees to fund the remaining balance of approximately $15,937 under the $3.0 Million Note.

8. RWC shall convert the $3.5 Million Note, including accrued interest, promptly after the effective date of the Reverse Split.

9.  The Company agrees to adjust the conversion price (the “Adjusted Conversion Price”) of the $3.0 Million Note to such price at which the Company offers its securities in an equity financing, or such price at which the debt security is convertible in a debt financing in the amount of at least U.S. $1 million, consummated in a single closing (the “Financing”).

Exhibit 10.1

10. RWC agrees to convert the $3.0 Million Note, including accrued interest, simultaneously with the closing of the Financing; provided, however, that the Adjusted Conversion Price shall not be in excess of $1.75 on a post Reverse Split basis.

11. Upon conversion of the $3.0 Million Note, RWC shall be paid an incentive payment (the “Rising Water Incentive Payment”) commensurate with any fees paid and any cost incurred in connection with the Financing. All or a portion of the Rising Water Incentive Payment may be payable in shares of common stock of the Company, at the option of Rising Water. The Rising Water Incentive Payment shall be pro rata based upon the aggregate amount raised in the Financing. For example, if $6 million is raised in the Financing and $100,000 is paid in fees and cost, then the Rising Water Incentive Payment shall be $50,000.

12. As a condition to induce RWC to enter into this Agreement, the Company agrees to use its best efforts to retain the respective officers and directors of the Company listed below until fiscal year ending 2011, by issuing up to an aggregate of 167,000,000 shares of the Company’s common stock for a consideration at the same price per share as RWC is converting its $ 3.0 Million Note, presently estimated at $ 0.042 per share, as compensation for their present and future services rendered.

Steven van der Velden, Chairman, CEO & President
Bruce Barren, Vice Chairman
Willem Ackermans, Director & CFO
Martin Zuurbier, Director & CTO
Roderick de Greef, Director
Johan Dejager, Director
Yves van Sante, Director
Mark Nije, General Manager Europe
Alexander Lancee, CMO
Alex Vermeulen, General Counsel
COO, to be appointed
Additional Independent Directors, to be appointed from the date hereof until the fiscal year ending 2011.

Nothing herein shall be deemed to confer any third party rights onto the officers and directors listed above.

13. All other terms and conditions of the Original Agreement and Settlement Agreement shall remain in full force and effect.

14.  This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission or other means of electronic transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

15.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, with regards to the conflicts of law principals thereof, and shall be binding upon the Parties hereto.

[SIGNATURES TO FOLLOW]

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ELEPHANT TALK COMMUNICATIONS, INC.

By: /s/ Steven van der Velden
Name:Steven van der Velden
Title: Chairman, CEO & President

Agreed to and accepted by:

RISING WATER CAPITAL AG

By: Marion Schumacher_
Name:Marion Schumacher